Exhibit 10.16

Termination Agreement

THIS AGREEMENT made as of the 16th day of October, 2013,

AMONG:

Invecture Group, S.A. de C.V., a corporation existing under the laws of Mexico (“Invecture”)

AND:

Desarrollos Zapal Holdings Corp., a corporation existing under the laws of the Province of British Columbia (“DZHC”)

AND:

Granges Inc., a corporation existing under the laws of the Province of British Columbia (“Granges”)

AND:

Desarrollos Zapal, S.A. de C.V., a corporation existing under the laws of Mexico (“DZ Mexico”)

AND:

Vista Gold Corp., a corporation existing under the laws of the Province of British Columbia  (“Vista” and together with DZHC, Granges and DZ Mexico, the “Vista Parties”)

Witnesses that Whereas:

A.Invecture and the Vista Parties are parties to an earn-in right agreement dated February 7, 2012, as amended by written agreement dated February 21, 2012 (collectively, the “Earn-in Right Agreement”) pursuant to which, among other things, Invecture holds the right for a period of two years (subject to extension in certain circumstance) to acquire 62.5% of the outstanding shares of DZ Mexico;

B.On October 6, 2013, Vista and Invecture entered into a binding terms of agreement (the “Terms of Agreement”) that sets forth the terms and conditions of a transaction involving, among other things, the termination of the Earn-in Right Agreement and the acquisition of all of the outstanding shares of DZ Mexico by Invecture and the acquisition by Invecture or a third party of the debt owed by DZ Mexico to Vista for an aggregate purchase price of US$13 million (US$7 million of which was paid on the date hereof and US$6 million (the “Second Payment”) of which is due on January 30, 2014) (which Second Payment will not be made if the Debt Transfer Agreement (defined below) is terminated pursuant to Section 5.1 thereof);

C.On the date hereof, Vista and  RPG Structured Finance S.à r.l. entered into a debt transfer agreement (the “Debt Transfer Agreement”) pursuant to which Vista’s debt receivable from DZ Mexico will be transferred from Vista to RPG Structured Finance S.à r.l.;

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D.Section 10.1(e) of the Earn-in Right Agreement provides that the Earn-in Right Agreement may be terminated by mutual written agreement of the parties thereto; and

E.Invecture and the Vista Parties wish to terminate the Earn-in Right Agreement and to document their rights and obligations during the Interim Period (defined below).

NOW THEREFORE in consideration of the respective covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Party, the Parties agree as follows:

Article 1 interpretation
Section 1.1 Definitions

In this Agreement, the following terms have the following meanings:

(a)

“Affiliate” means any Person related to another Person in such a way that either one of such Persons directly or indirectly Controls, is Controlled by, or is under common Control with, the other and includes a partnership over which a Person exercises Control and a joint venture in which a Person holds at least a 50% voting and equity interest;

(b)

“Authorizations” means any order, permit, approval, waiver, licence or similar authorization of any Governmental Authority having jurisdiction over DZ Mexico,  Invecture or the Properties, including those necessary for carrying out exploration, appraisal of discovered deposits and production of mineral products therefrom with respect to the Mineral Rights, and any bond, deposit or other security required by any order, permit, approval, waiver, licence or similar authorization;

(c)

“Control” means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through: (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) an agreement; (v) a voting trust; or (vi) otherwise; and, when used with respect to a natural person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise.  “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers;

(d)

“Encumbrance” means any mortgage, deed of trust, security interest, pledges, lien, royalty, overriding royalty interest, preferential purchase right, or other encumbrance or burden of any nature whether imposed by contract or operation of Law;

(e)

“Entity” includes any corporation, company, partnership, joint venture, trust, society, firm, or other enterprise, association, organization, or entity of any nature recognized under the Laws of any jurisdiction;

(f)

“Governmental Authority” means any federal, state or local government or authority, quasi government authority, fiscal or judicial body, government or self-regulatory organization, commission, board, tribunal, organization, or any regulatory, administrative

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or other agency, or any political or other subdivision, department, or branch of any of the foregoing;
(g)

“Interim Period” means the period of time from the date hereof to the earlier of: (i) the date Vista receives the Second Payment; and (ii) the date Invecture terminates the Debt Transfer Agreement pursuant to Section 5.1 thereof;

(h)

“Laws” means any applicable law, statute, ordinance, decree, requirement, order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of any Governmental Authority, any agreement (including any development agreement) with any Governmental Authority, and the terms of any governmental Authorization;

(i)

“Maintenance Costs” means the costs and expenses to obtain the Required Mining Authorizations and to undertake DZ Mexico’s operations to the standards established in this Agreement, including all necessary expenditures for rentals, taxes, requirements, reports, and other legal obligations and related professional fees that must be paid or otherwise complied with in order to maintain the Properties in good standing;

(j)	“Mineral Rights” means the mining concessions, licences and permits in respect of the Properties and other rights in respect of the Properties;
(k)	“Parties” means Invecture, Vista, DZHC, Granges and DZ Mexico, and “Party” means any one of the Parties as the context requires;
(l)	“Person” means any individual, Entity, or Governmental Authority;
(m)

“Properties” means the mining concessions, claims, interests and all related Mineral Rights of DZ Mexico, related surface and access rights, Authorizations and options for any such rights or interests, as set out in Appendix 1 hereto, and includes any renewal thereof and any other form of successor or substitute title therefore and any addition thereto, and also includes any other mineral properties, claims, interest or surface and easement rights acquired by DZ Mexico after the date hereof;

(n)

“Required Mining Authorizations” means the authorization of environmental impact study – Autorización de Manifiesto de Impacto Ambiental and the authorization of change of forest land use permit – Autorización de Cambio de Uso de Suelo en Terrenos Forestales; and

(o)

“Technical Data” means engineering studies and working papers, consultants reports and working papers, pre feasibility reports, feasibility reports, mine plans, surface and underground maps, assays, samples, cores, analyses, geologic and geophysical maps, engineering maps, photographs, drill logs, exploration reports, environmental studies, correspondence with Governmental Authorities, reserve studies and reports, metallurgical studies and reports and all other information and data existing in printed or electronic form concerning the condition, geology, mineral potential, physical characteristics, mineability or other technical matters related to the Properties.

Section 1.2 Certain Additional Rules of Interpretation

This Agreement is the result of negotiations among the Parties, and the terms and provisions hereof shall be construed in accordance with their usual and customary meanings.  The captions or headings of

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sections or subsections of this Agreement are for purposes of reference only and shall not limit or define the meaning of any provision of this Agreement.  The Parties hereby waive the application of any rule of law which otherwise would be applicable in connection with the construction of this Agreement, including any rule that ambiguous or conflicting terms or provisions should be construed against the Party who (or whose attorney) prepared the executed agreement or any earlier draft of the same.  The singular of any term includes the plural, and vice versa, and the use of words importing gender includes all genders.  If this Agreement is drawn up in both the English language and another language, the English language version shall govern to the extent of any divergence between the two.

Section 1.3 Governing Law and Dispute Resolution

This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, without reference to its principles of conflicts or choice of laws.

Any dispute arising from, connected with, or relating to this Agreement, the subject matter of this Agreement or any other matter will be resolved by the courts of Province of Ontario sitting in the City of Toronto, and the Parties hereby irrevocably submit and attorn to the original and exclusive jurisdiction of the courts of Province of Ontario sitting in the City of Toronto for those purposes.

Section 1.4 Severability

Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Laws.  The validity of remaining sections, provisions, terms and parts of this Agreement shall not be affected by a court, administrative board, or other proceeding of competent jurisdiction deciding that a provision, term or part of this Agreement is illegal, unenforceable, in conflict with any Laws or contrary to public policy.

Article 2 Termination AND RELEASE
Section 2.1 Termination

Subject to Section 2.2, Invecture and the Vista Parties hereby confirm and agree that the Earn-in Right Agreement is hereby terminated with immediate effect and the Earn-in Right Agreement shall hereafter in all respects be ineffective and all interests, rights, obligations and/or liabilities created under the Earn-in Right Agreement shall be extinguished.

Section 2.2 Survival of Earn-In Right Agreement Provisions

The rights and obligations of the Parties set out in the Earn-in Right Agreement which were in effect prior to the date hereof, shall survive the termination of the Earn-in Right Agreement to the full extent necessary for their enforcement and the protection of the Party in whose favour they run.

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Article 3 representations and warranties
Section 3.1 Representations and Warranties of Invecture

Invecture represents and warrants to each of the Vista Parties that as of the date hereof:

(a)

it is a corporation duly incorporated and in good standing in its jurisdiction of incorporation and it is qualified to do business and is in good standing in those jurisdictions necessary in order to carry out the purposes of this Agreement;

(b)

it has the capacity to enter into and perform its obligations under this Agreement and all transactions contemplated herein, and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c)	the execution and delivery of this Agreement will not conflict with, violate or result in the breach of its constating documents nor of any agreement to which Invecture is subject;
(d)	this Agreement has been duly approved and delivered by it and is valid and binding upon it in accordance with its terms; and
(e)	other than as disclosed to Vista, it has complied in all material respects with its obligations under the Earn-in Right Agreement.
Section 3.2 Representations and Warranties of the Vista Parties

Each of the Vista Parties represent and warrant to Invecture that as of the date hereof:

(a)

it is a corporation duly incorporated and in good standing in its jurisdiction of incorporation and it is qualified to do business and is in good standing in those jurisdictions necessary in order to carry out the purposes of this Agreement;

(b)

it has the capacity to enter into and perform its obligations under this Agreement and all transactions contemplated herein, and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c)	the execution and delivery of this Agreement will not conflict with, violate or result in the breach of its constating documents nor of any agreement to which it is subject;
(d)	this Agreement has been duly approved and delivered by it and is valid and binding upon it in accordance with its terms; and
(e)	it has complied in all material respects with its obligations under the Earn-in Right Agreement.

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Article 4 conduct of invecture during the interim period
Section 4.1 Covenants of Invecture during the Interim Period

During the Interim Period, Invecture shall:

(a)	direct, manage and fund and as appropriate, conduct the program of work on the Properties set out in Section 4.2;
(b)	fund all Maintenance Costs and take all steps and proceedings to maintain the Properties in good standing;
(c)	immediately notify the Vista Parties if:
(i)	any representation or warranty contained in Section 3.1 is not true and correct in any material respect during the Interim Period; or
(ii)	any covenant of Invecture pursuant to this Agreement has not been complied with in any material respect;
(d)	not, by any action or inaction cause any Encumbrance to be placed upon or against the Properties or any part thereof;
(e)

cause DZ Mexico to conduct all of its operations in a good and workmanlike manner in accordance with generally accepted mining industry practice and in compliance with all applicable Laws in Mexico and in accordance with the terms and provisions of mining concessions, leases, licenses, permits, contracts and other agreements pertaining to the Properties, its assets and its operations and in accordance with the care and skill normally expected of someone conducting and managing exploration, development and mining activities in Mexico;

(f)	ensure that its employees, contractors and authorized agents and its Affiliates’ employees, contractors and authorized agents enter the Properties at Invecture’s sole risk;
(g)

keep and maintain all required accounting and financial records for DZ Mexico pursuant to International Financial Reporting Standards and in accordance with customary cost accounting practices in the mining industry; and

(h)

maintain insurance, naming DZ Mexico, which adequately covers all risks reasonably and prudently foreseeable in the operation and conduct of the operations which, having regard to the nature of such risks, the relative cost of obtaining insurance and the availability of such insurance, it is prudent to seek insurance rather than provide for self-insurance.

Section 4.2 Project Management Program and Funding of DZ Mexico

During the Interim Period, Invecture shall be responsible to fund 100% of the Maintenance Costs and all other costs and expenses related to the Properties.  Invecture shall during the Interim Period continue to carry out a project management program on the Properties for the benefit of DZ Mexico, which program will at a minimum include:

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(a)	using commercially reasonable efforts to direct and assist DZ Mexico with obtaining the Required Mining Authorizations;
(b)	maintaining and defending DZ Mexico’s assets, including its mining concessions, other interests in land and permits;
(c)

maintaining all of DZ Mexico’s Technical Data to the same standard of workmanship to which it was maintained by DZ Mexico on the effective date of the Earn-In Right Agreement (it being understood that Invecture takes no responsibility for the drill core);

(d)	maintaining DZ Mexico’s community program; and
(e)	maintaining active public and government relation programs.

The program management work program shall be conducted by Invecture in a good and workmanlike manner in accordance with generally accepted mining industry practice and in compliance with all applicable Laws in Mexico and in accordance with the terms and provisions of mining concessions, leases, licenses, permits, contracts and other agreements pertaining to the Properties, its assets and its operations and in accordance with the care and skill normally expected of someone conducting and managing exploration, development and mining activities in Mexico.

The Parties acknowledge that beyond the Maintenance Costs and the costs and expenses associated with the work program set out in this Section 4.2 (including all costs and expenses associated with obtaining the Required Mining Authorizations), the level of economic activity of DZ Mexico and hence Invecture’s funding obligation is within the sole discretion of Invecture during the Interim Period. Notwithstanding the foregoing, during the Interim Period the prior written consent of Vista is required to create, assume or incur debt of DZ Mexico exceeding in aggregate US$25,000 or its equivalent in Mexican currency.

Section 4.3 Maintenance of Goodwill

In addition to any other obligations set out in this Article 4, Invecture shall, during the Interim Period, use its commercially reasonable efforts to maintain and protect the reputation of DZ Mexico and shall conduct itself and DZ Mexico’s operations with a view to enhancing the public image of DZ Mexico. Invecture shall ensure that the directors and officers of DZ Mexico during the Interim Period are of good reputation and qualified mining professionals.  Nothing in this Section 4.3 shall require that Invecture agree to fund any material new financial initiative or require DZ Mexico to assume any material new obligation.

Section 4.4 Compliance with Policy on International Business Conduct

The Parties acknowledge that applicable Mexican laws, the Canadian Corruption of Foreign Public Officials Act and/or the U.S. Foreign Corrupt Practices Act, as amended (the “Acts”) apply to Invecture, Vista and its Affiliates, as the case may be, and agree that during the Interim Period Invecture shall cause DZ Mexico to comply with all provisions of the Acts (whether or not technically or jurisdictionally applicable) and if requested by one or more of the Vista Parties (acting reasonably), Invecture shall provide the Vista Parties with reasonable assurance of compliance with the Acts.

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Article 5 Indemnification

Each Party (an “Indemnifying Party”) will indemnify and save harmless each other Party from and against all actions, suits, claims, proceedings, litigation or investigation whatsoever and any damages, losses (other than loss of profit), costs, fines, penalties, liabilities or expenses, including legal fees on a solicitor-and-own-client basis, disbursements and all costs incurred in investigation or pursuing any of the foregoing or any proceeding related thereto, made or brought against such other Party or which such other Party suffers or incurs, directly or indirectly, as a result of or in connection with any breach of any representation, warranty, covenant or agreement of this Agreement by the Indemnifying Party.

Article 6 General provisions
Section 6.1 Assignment and Enurement

This Agreement shall bind and enure to the benefit of the Parties and their respective successors and permitted assigns. A Party may not assign its rights or obligations hereunder without the prior written consent of the other Parties, such consent to be promptly considered and not unreasonably withheld.

Section 6.2 Waiver

Except as otherwise provided in this Agreement, failure on the part of any Party to exercise any right hereunder or to insist upon strict compliance by the other Parties with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such right, term, covenant or condition, or limit the Party’s right thereafter to enforce any provision or exercise any right, power or remedy.  No provision of this Agreement shall be construed to be a waiver by either Party of any rights or remedies such Party may have against any other Parties for failure to comply with the provisions of this Agreement and, except as expressly provided in this Agreement, no remedy or right herein conferred is intended to be exclusive of any other remedy or right, but every such remedy or right shall be cumulative and shall be in addition to every other remedy or right herein conferred or hereafter existing at law or in equity.

Section 6.3 Amendments

This Agreement may not be amended or modified except by a written instrument signed by all of the Parties.  No Party shall be bound by any modification or amendment of this Agreement or waiver of any provision hereof unless such modification, amendment or waiver is set forth in a written instrument signed by each of the Parties.

Section 6.4 Further Assurances

Each Party shall take from time to time upon request of the other Parties, for no additional consideration, such actions and shall execute and acknowledge in form required by Laws for recording or registering with the proper Person and shall deliver to the requesting Party such notices, deeds or other instruments incorporating, referring to, or carrying out the provisions of this Agreement as the requesting Party may reasonably deem necessary in order to preserve or protect its interests under this Agreement or such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

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Section 6.5 Survival of Terms and Conditions

The provisions of this Agreement shall survive its termination to the full extent necessary for their enforcement and the protection of the Party in whose favour they run.

Section 6.6 Counterparts and Facsimile

This Agreement may be executed and delivered in any number of counterparts, which may be executed and delivered by facsimile transmission or electronically in PDF or similar secure format, and it will not be necessary that the signatures of all Parties be contained on any counterpart.  Each counterpart will be deemed an original and all counterparts together will constitute one and the same document.

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IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

INVECTURE GROUP, S.A. DE C.V.
By:
Name:
Title:

DESARROLLOS ZAPAL HOLDINGS CORP.
By:
Name:
Title:

DESARROLLOS ZAPAL, S.A. DE C.V.
By:
Name:
Title:

GRANGES INC.
By:
Name:
Title:

VISTA GOLD CORP.
By:
Name:
Title:

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APPENDIX 1

(See Attached)

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